Exhibit 33.1

Report on Assessment of Compliance With Applicable Servicing Criteria

for Asset-Backed Securities of Nissan Motor Acceptance Company LLC

Report on Assessment of Compliance with Applicable Servicing Criteria

1.

Nissan Motor Acceptance Company LLC (successor by conversion to Nissan Motor Acceptance Corporation, “NMAC”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ended March 31, 2022 (the “Reporting Period”). The transactions covered by this report include registered asset-backed securities sponsored by NMAC involving securitization of motor vehicle retail installment sale contracts and lease contracts serviced by NMAC (the “Platform”);

2.

NMAC has engaged certain vendors (the “Vendors”) to perform specific, limited or prescribed activities, and NMAC elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities and NMAC represents that such Vendors are not servicers as defined in paragraph (j) of Item 1101 of Regulation AB;

3.	Presented in Appendix A hereto are the servicing criteria (and portions thereof) impacted by the Vendors’ activities and for which NMAC is assuming responsibility;

4.	Except as set forth in paragraphs 5 and 6 below, NMAC used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria;

5.

NMAC has determined that criteria 1122(d)(1)(iii), (d)(1)(iv), (d)(2)(ii) (solely with respect to the disbursement of funds on behalf of an obligor), (d)(2)(vi), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii) and (d)(4)(xv) are not applicable to NMAC based on the activities it performs, directly or through its Vendors or subsidiaries, with respect to the Platform;

6.

NMAC has determined that criteria 1122(d)(2)(ii) and (d)(3)(ii)-(iii) pertaining to the actual disbursement or remittance of funds to investors and criteria (d)(2)(iv) and (d)(3)(iv) do not apply to NMAC since performing such activities in connection with these criteria are the responsibility of a different party participating in the servicing function;

7.	NMAC has complied, in all material respects, with the applicable servicing criteria as of March 31, 2022 and for the Reporting Period with respect to the Platform taken as a whole;

8.

NMAC has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of March 31, 2022 and for the Reporting Period with respect to the Platform taken as a whole;

9.

NMAC has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of March 31, 2022 and for the Reporting Period with respect to the Platform taken as a whole; and

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10.	Ernst & Young LLP (“E&Y”), a registered public accounting firm, has issued an attestation report on NMAC’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

June 27, 2022

NISSAN MOTOR ACCEPTANCE COMPANY LLC

By:	/s/ Kevin J. Cullum
Name: Kevin J. Cullum
Title: President and Chief Executive Officer

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APPENDIX A

Reference	Servicing Criteria
Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

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